Exhibit 3.1

CERTIFICATE OF VALIDATION

OF

CXAPP INC.

Pursuant to Section 204 of the

General Corporation Law of the State of Delaware

(“DGCL”)

CXApp Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

FIRST:	The Corporation has ratified the defective corporate act consisting of the clerical failure to file the Second Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on March 14, 2023, as required by Section 103 of the DGCL (the “Defective Corporate Act”).

SECOND:	The Defective Corporate Act has been ratified by the Corporation and its board of directors in accordance with Section 204 of the DGCL.

THIRD:	A Certificate of the Second Amended and Restated Certificate of Incorporation of KINS Technology Group Inc. (the “Ratified Certificate”) containing all of the information required to be included under Sections 242 and 245 of the DGCL to give effect to the Defective Corporate Act is attached as Exhibit A to this certificate of validation.

The Ratified Certificate shall be deemed to have become effective at 5:00 p.m. on March 14, 2023.

FOURTH:	This certificate of validation shall be effective at 5:00 p.m. on this 4th day of August, 2025.

IN WITNESS WHEREOF, the Corporation has caused this certificate of validation to be executed by its duly authorized officer as of this 4th day of August, 2025.

CXAPP INC.

By:	/s/ Khurram P. Sheikh
	Name:	Khurram P. Sheikh
	Title:	Chief Executive Officer

Exhibit A

Certificate of

Second Amended and Restated

Certificate of Incorporation of

KINS Technology Group Inc.

A-1